Exhibit 2.4



NEW ENGLAND BUSINESS SERVICE, INC.
500 Main Street
Groton, Massachusetts 01471



Agreement to Furnish Copies of Omitted Exhibits and Schedules to
          Asset Purchase Agreement with ROMO Corp.


    New England Business Service, Inc. (the "Registrant") is not filing as exhibits to its Current Report on Form 8-K dated June 18, 1998, copies of the exhibits and schedules to the Asset Purchase Agreement among the Registrant, NEBS Business Forms Ltd., McBee Systems of Canada, Inc. and ROMO Corp. dated May 1, 1998, which Agreement is filed as Exhibit 2.3 thereto.

    Registrant agrees to furnish to the Securities and Exchange
Commission, upon request, copies of such omitted exhibits and schedules.


Dated: June 18, 1998


NEW ENGLAND BUSINESS SERVICE, INC.
(Registrant)

By: /s/ John F. Fairbanks
    -----------------------
    John F. Fairbanks
    VP, Chief Financial Officer
    (Principal Financial and Accounting Officer)